Exhibit 10.1

Certain information contained in this document, marked by “[***]”, has been omitted because it constitutes a clearly unwarranted invasion of personal privacy

170 Harbor Way, Suite 300 South San Francisco, CA 94080	+1 650 550 3500 Main +1 650 871 8580 Fax www.vaxart.com
UNLOCKING THE FULL POTENTIAL OF ORAL VACCINES

April 17, 2025

Jeroen Grasman

[***]

Via email: [***]

Re: Offer of Employment

Dear Jeroen,

Vaxart, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer. We tentatively propose May 19, 2025 as your start date, but will finalize your actual start date at a later time to take into account any needs you or the Company may have as we transition you into your new role. This is a full-time position, reporting to Steven Lo, President and Chief Executive Officer of the Company (the “CEO”).

Salary, Bonus Rate and Benefits

The Company will pay you a salary at an annualized rate of $435,000.00 per year, which will be paid to you in substantially equal monthly installments pursuant to the Company’s regular payroll policy. The Board of Directors of the Company (the “Board”) shall review your base salary on an annual basis as part of its normal performance and salary review process.

You will be eligible to participate in the Company’s annual bonus program, which provides the opportunity to receive a bonus payment at the discretion of the Board, based on its assessment of performance relative to corporate and individual performance objectives, among other factors. Your target annual bonus opportunity shall equal 40% of your base salary earned in the year and will be pro-rated for 2025.

In addition to your cash compensation, you are eligible to participate in the standard benefit plans offered to all eligible employees, as described in the Company’s Employee Handbook and the Company’s Summary of Employee Benefits, subject to any eligibility requirements imposed by such plans. The Company currently offers group medical, dental, vision insurance life, accidental death and dismemberment (AD&D), and long-term disability insurance, to regular status employees who work a minimum of 30 hours per week on a regular basis. Eligibility begins on the first of the month following the date of hire. Benefits may be changed at any time at the discretion of the Company.

Regular status employees also are eligible for vacation, sick leave and paid holidays as described in the Company’s Employee Handbook.

We currently provide matching of the first 3% of your salary that you contribute to the Company sponsored 401(k) Plan

Equity Grant

We will recommend to the independent members of the Board that you be granted (i) a non-qualified stock option to purchase 1,000,000 shares of our common stock, and (ii) a restricted stock unit award covering 350,000 shares of our common stock. The stock option will vest over 48 months, with 25% vesting on the first anniversary of your start date and 1/48th vesting monthly thereafter. The restricted stock unit award will vest as to 25% of the shares underlying the award on each anniversary of your start date, so that the award would be fully vested on the fourth anniversary of your start date. The stock option and restricted stock unit award will be granted on the terms, and subject to the conditions, of the Vaxart, Inc. 2024 Inducement Award Plan and the standard forms of award agreement issued thereunder.

At-Will Employment

Your employment with the Company is “at-will.” That means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. In addition, your job duties, title, responsibilities, reporting level, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of a written agreement expressly altering the at-will employment relationship and signed by you and the Company’s CEO.

Severance

You shall participate in the Vaxart, Inc. Severance Benefit Plan, as amended from time to time (the “Severance Plan”), subject to applicable eligibility requirements set forth in Section 3 of the Severance Plan. A copy of the Severance Plan will be provided under separate cover. Your “Non-CIC Severance Period,” as defined in the Severance Plan, shall be 6 months, and your “CIC Severance Period”, as defined in the Severance Plan, shall be 12 months.

Work Location

You will work from the Vaxart headquarters located in South San Francisco.

Indemnification and Insurance
The Company will indemnify you for claims made against you in connection with your employment as Chief Financial Officer to the extent provided for in its corporate charter, Bylaws, or any other indemnification policy or procedure as in effect from time to time, and applicable to other similarly situated directors and senior executive officers. In addition, as the Chief Financial Officer of the Company, you will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time to time.

Conditions

This offer, and any employment pursuant to this offer, is contingent upon the following:

●	Approval by the Board of your appointment as Chief Financial Officer for the Company.
●	Your ability to provide satisfactory documentary proof of your identity and eligibility to work in the United States on or before your third day of employment.
●	The satisfactory results of a background screening, which includes reference checks, and education and employment verifications.
●	Your execution of, and ongoing compliance with, the terms of our Employee Confidential Information and Invention Assignment Agreement.

●	The execution and return of the enclosed copy of this letter no later than April 18, 2025, after which time this offer will expire.

By signing and accepting this offer, you represent and warrant that: (a) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (b) you have no and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this offer, and the written agreements and plans referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the CEO. California law shall govern this letter. If any provision of this letter is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

We look forward to your accepting this offer and our having a mutually rewarding relationship.

As with all important decisions, your decision concerning this offer should be based on your own independent investigation and judgment concerning the Company and its prospects.

If you choose to accept this offer, please sign and date below and if you have any questions please do not hesitate to reach out.

VAXART, INC.

By:	/s/ Steven Lo
Name:	Steven Lo
Title:	President and Chief Executive Officer

I accept the above offer and will begin employment on the date set forth above.

Date:	Signature:	/s/ Jeroen Grasman
Jeroen Grasman